As filed with the Securities and Exchange Commission on November 5, 2020

Registration No. 333-131427

Registration No. 333-171939

Registration No. 333-193006

Registration No. 333-222139

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-131427)

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-171939)

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-193006)

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-222139)

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORACLE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	54-2185193
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Oracle Parkway

Redwood City, California 94065

(Address of Principal Executive Offices, Including Zip Code)

Oracle Corporation 2020 Equity Incentive Plan

Oracle Corporation Amended and Restated 2000 Long-Term Equity Incentive Plan

(Full title of the plan)

Dorian Daley

Executive Vice President and General Counsel

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

(Name and address of agent for service)

(650) 506-7000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

Oracle Corporation (the “Registrant”) has filed several registration statements on Form S-8 with the Securities and Exchange Commission (the “Commission”) to register shares of common stock, par value $0.01 per share, of the Registrant (the “Common Stock”), under the Oracle Corporation Amended and Restated 2000 Long-Term Equity Incentive Plan (the “2000 Plan”). Specifically, in connection with the 2000 Plan, the Registrant has filed with the Commission registration statements on Form S-8 on February 1, 2006 (Registration No. 333-131427), January 28, 2011 (Registration No. 333-171939), December 20, 2013 (Registration No. 333-193006) and December 18, 2017 (Registration No. 333-222139) (collectively, the “Prior Registration Statements”).

On November 4, 2020 (the “Approval Date”), the stockholders of the Registrant approved the Oracle Corporation 2020 Equity Incentive Plan (the “2020 Plan”), and the 2000 Plan expired under its terms. The 2020 Plan provides for the issuance of 90,000,000 newly available shares of Common Stock (the “New Shares”). The 2020 Plan also provides that (i) the number of shares that remained available for grant under the 2000 Plan as of the Approval Date (the “2020 Plan Reserve Shares”) and (ii) subject to certain adjustments, the number of shares subject to any awards granted under the 2000 Plan that were outstanding as of the Approval Date which, after the Approval Date, would have been available again for issuance under the terms of the 2000 Plan had the 2020 Plan not become effective (the “2020 Plan Forfeiture Shares” and, together with the 2020 Plan Reserve Shares, the “2020 Plan Carryover Shares”) will become available for issuance pursuant to awards granted under the 2020 Plan. As of the filing date of the Post Effective Amendment to the Prior Registration Statements (this “Amended Registration Statement”), the number of 2000 Plan Reserve Shares is 132,921,827 shares.

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K, which requires the Registrant to disclose a material change in the plan of distribution as it was originally disclosed in the Prior Registration Statements, and Commission Compliance and Disclosure Interpretation 126.43, the Registrant is filing this Amended Registration Statement to reflect that, as of the Approval Date, the previously registered 2000 Plan Carryover Shares may be issued under the 2020 Plan, a copy of which is incorporated by reference as an exhibit hereto along with a new opinion as to the validity of the 2000 Plan Carryover Shares issuable pursuant to the 2020 Plan. This Amended Registration Statement amends and supplements the items contained in the Prior Registration Statements. All other items of the Prior Registration Statements are incorporated herein by reference without change.

The Registrant is concurrently filing a separate registration statement on Form S-8 to register the New Shares for offer or sale pursuant to the 2020 Plan, excluding the 2000 Plan Carryover Shares. No additional shares of Common Stock are being registered by this Amended Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Amended Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference:

1.  The Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 2020 (the “Form 10-K”), filed with the Commission on June 22, 2020 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2. The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2020 filed with the Commission on September 15, 2020 pursuant to Section 13 of the Exchange Act.

3. The Registrant’s Current Reports on Form 8-K filed with the Commission pursuant to Section 13 of the Exchange Act on June  16, 2020, August  21, 2020 and September 10, 2020, only to the extent filed and not furnished.

4.  The description of the Registrant’s Common Stock included in the Registrant’s registration statement on Form 8-A (Exchange Act File No. 001-35992), filed with the Commission on July 3, 2013, as updated by the description of the Registrant’s Common Stock contained in Exhibit 4.16 to the Form 10-K.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Amended Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Amended Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Amended Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Amended Registration Statement to the extent that a statement contained in this Amended Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Amended Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Amended Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Brian S. Higgins, who is issuing the opinion of the Registrant’s Legal Department on the legality of the Registrant’s Common Stock offered hereby, is Vice President, Associate General Counsel and Secretary of the Registrant. Mr. Higgins holds restricted stock units granted by the Registrant.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of each of its directors for monetary damages for breach of such director’s fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. The directors’ liability will be further limited to the extent permitted by any future amendments to the Delaware General Corporation Law authorizing the further limitation or elimination of the liability of directors. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant is required to advance expenses, as incurred, to such directors and officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of the law or deriving an improper personal benefit); (iii) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with such directors, officers and employees; (iv) the Registrant is required to maintain director and officer liability insurance to the extent it determines that such insurance is reasonably available; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that is adverse to such directors and officers.

The Registrant has entered into indemnification agreements with its directors and a number of its officers containing provisions which provide for the indemnification of such directors or officers, as applicable, to the fullest extent permitted by Delaware law.

The indemnification provisions in the Bylaws, and any indemnification agreements entered into between the Registrant and its directors or officers, may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.01 to the Registrant’s Annual Report on Form 10-K filed on June 22, 2020)

5.1	Opinion of Counsel

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on Signature Page)

99.1	Oracle Corporation 2020 Equity Incentive Plan

99.2	Oracle Corporation Amended and Restated 2000 Long-Term Equity Incentive Plan (incorporated by reference to Exhibit 10.04 to the Registrant’s Current Report on Form 8-K filed on November 17, 2017)

Item 9. Undertakings.

a.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made pursuant to this Amended Registration Statement, a post-effective amendment to this Amended Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Amended Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Amended Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective Amended Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Amended Registration Statement or any material change to such information in this Amended Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Amended Registration Statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Amended Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers”, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on this 5th day of November 2020.

ORACLE CORPORATION

By:	/S/ BRIAN S. HIGGINS
Name:	Brian S. Higgins
Title:	Vice President, Associate General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Safra A. Catz and Dorian Daley, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Amended Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ SAFRA A. CATZ Safra A. Catz	Chief Executive Officer and Director (Principal Executive and Financial Officer)	November 5, 2020

/S/ WILLIAM COREY WEST William Corey West	Executive Vice President, Chief Accounting Officer (Principal Accounting Officer)	November 5, 2020

/S/ LAWRENCE J. ELLISON Lawrence J. Ellison	Chairman of the Board of Directors and Chief Technology Officer	November 5, 2020

/S/ JEFFREY O. HENLEY Jeffrey O. Henley	Vice Chairman of the Board of Directors	November 5, 2020

/S/ JEFFREY S. BERG Jeffrey S. Berg	Director	November 5, 2020

/S/ MICHAEL J. BOSKIN Michael J. Boskin	Director	November 5, 2020

/S/ BRUCE R. CHIZEN Bruce R. Chizen	Director	November 5, 2020

/S/ GEORGE H. CONRADES George H. Conrades	Director	November 5, 2020

/S/ RONA A. FAIRHEAD Rona A. Fairhead	Director	November 5, 2020

/S/ RENÉE J. JAMES Renée J. James	Director	November 5, 2020

/S/ CHARLES W. MOORMAN IV Charles W. Moorman IV	Director	November 5, 2020

/S/ LEON E. PANETTA Leon E. Panetta	Director	November 5, 2020

/S/ WILLIAM G. PARRETT William G. Parrett	Director	November 5, 2020

/S/ NAOMI O. SELIGMAN Naomi O. Seligman	Director	November 5, 2020

/S/ VISHAL SIKKA Vishal Sikka	Director	November 5, 2020